Exhibit 99.1

Murphy USA Inc. Reports Second Quarter 2021 Results

El Dorado, Arkansas, July 28, 2021 (BUSINESS WIRE) – Murphy USA Inc. (NYSE: MUSA), a leading marketer of retail motor fuel products and convenience merchandise, today announced financial results for the three and six months ended June 30, 2021.
Key Highlights:
•Net income was $128.8 million, or $4.79 per diluted share, in Q2 2021 compared to net income of $168.9 million, or $5.73 per diluted share, in Q2 2020

•Total fuel contribution (retail fuel margin plus product supply and wholesale ("PS&W") results including RINs) for Q2 2021 was 28.2 cpg, compared to 38.3 cpg in Q2 2020

•Total retail gallons increased 32.6% in Q2 2021 compared to Q2 2020, while volumes on a same store sales ("SSS") basis increased 22.4%

•Merchandise contribution dollars increased 55.8% to $184.5 million compared to the prior-year quarter, on average unit margins of 19.2% in the current quarter, enhanced by the QuickChek acquisition

•Food and beverage contribution margin increased significantly to 15.2% of total merchandise contribution dollars compared to 0.8% in the prior year period due to the inclusion of QuickChek in the current period

•During Q2 2021, the Company opened 3 new Murphy Express stores and closed 1 QuickChek store. There are 9 new Murphy Express sites, 6 new QuickChek sites, and 14 raze-and-rebuild Murphy USA sites currently under construction
•Common shares repurchased during Q2 2021 were approximately 1.1 million for $148.3 million at an average price of $136.58 per share

“We delivered strong second quarter results, despite an operating environment that was the most challenging in our company's history," said President and CEO Andrew Clyde. “Supply chain issues, labor shortages, and Colonial pipeline interruptions were just a few of the challenges around which our teams were forced to navigate and overcome. Nevertheless, results were resilient despite these challenges and underpinned by strong fundamentals, including a recovery in attached merchandise categories as customer transactions and fuel volumes trended higher in June, coupled with robust all-in fuel margins despite another quarter of rising product prices. Second quarter results were also noteworthy against the strength of the prior year comparison, and highlight the advantage of our low-cost, high volume business model, which differentiates our performance potential and better positions Murphy USA to compete and win in a challenging environment."

Consolidated Results

	Three Months Ended June 30,		Six Months Ended June 30,
Key Operating Metrics	2021	2020	2021	2020
Net income (loss) ($ Millions)	$128.8	$168.9	$184.1	$258.2
Earnings per share (diluted)	$4.79	$5.73	$6.73	$8.60
Adjusted EBITDA ($ Millions)	$244.5	$274.2	$399.3	$444.9
Net income and Adjusted EBITDA for Q2 2021 were lower when compared to Q2 2020, primarily due to decreased all-in fuel contribution, higher store operating expenses, and increased payment fees, partially offset by higher merchandise sales and margin. All amounts reported for the quarter and year-to-date 2021 periods include the consolidated results of our wholly-owned subsidiary, Quick Chek Corporation ("QuickChek") from January 29, 2021.

Fuel

	Three Months Ended June 30,		Six Months Ended June 30,
Key Operating Metrics	2021	2020	2021	2020
Total retail fuel contribution ($ Millions)	$244.7	$268.8	$401.5	$551.8
Total PS&W contribution ($ Millions)	(14.4)	33.2	(10.7)	(28.4)
RINs and other (included in Other operating revenues on Consolidated Income Statement) ($ Millions)	86.3	22.6	153.1	38.1
Total fuel contribution ($ Millions)	$316.6	$324.6	$543.9	$561.5
Retail fuel volume - chain (Million gal)	1,123.4	847.2	2,132.5	1,900.9
Retail fuel volume - per store (K gal APSM)[1]	237.0	190.4	225.9	213.3
Retail fuel volume - per store (K gal SSS)[2]	233.2	187.7	222.9	210.6
Total fuel contribution (including retail, PS&W and RINs) (cpg)	28.2	38.3	25.5	29.5
Retail fuel margin (cpg)	21.8	31.7	18.8	29.0
PS&W including RINs contribution (cpg)	6.4	6.6	6.7	0.5

[1]Average Per Store Month ("APSM") metric includes all stores open through the date of calculation
[2]2020 amounts not revised for 2021 raze-and-rebuild activity

Total fuel contribution dollars decreased 2.5%, or $8.0 million, in Q2 of 2021 compared to Q2 of 2020. Retail fuel margins in Q2 2021 decreased to 21.8 cpg which was 31.2% lower than Q2 2020 due to rising fuel prices. There was a decrease in total retail fuel contribution dollars of $24.1 million compared to the prior-year quarter record results as overall lower retail fuel margins were partially offset by an increase in retail fuel volumes. PS&W revenues (including RINs) improved by $16.1 million when compared to Q2 2020 primarily due to higher RIN prices, which offset the majority of the negative spot-to-rack margins. In addition, typical timing and price-related impacts across the remainder of the product supply chain accounted for the remainder of the difference.

Merchandise

	Three Months Ended June 30,		Six Months Ended June 30,
Key Operating Metrics	2021	2020	2021	2020
Total merchandise contribution ($ Millions)	$184.5	$118.4	$332.9	$225.9
Total merchandise sales ($ Millions)	$963.4	$767.1	$1,796.6	$1,454.6
Total merchandise sales ($K SSS)[1,2]	$175.1	$172.5	$168.2	$163.3
Merchandise unit margin (%)	19.2%	15.4%	18.5%	15.5%
Tobacco contribution ($K SSS)[1,2]	$17.2	$17.1	$16.4	$16.3
Non-tobacco contribution ($K SSS)[1,2]	$11.0	$10.5	$10.4	$9.8
Total merchandise contribution ($K SSS)[1,2]	$28.2	$27.6	$26.8	$26.1

[1]2020 amounts not revised for 2021 raze-and-rebuild activity
[2]Includes store-level discounts for Murphy Drive Reward ("MDR") redemptions and excludes change in value of unredeemed MDR points

Total merchandise contribution increased 55.8% to $184.5 million in Q2 2021 from $118.4 million reported in the prior year quarter, due to the inclusion of QuickChek in the current year combined with higher same-store sales, which were up 2.4% when compared to Q2 2020. On a SSS basis, tobacco contribution increased 2.2% and non-tobacco contribution improved 2.7% versus the prior year quarter. Food and beverage contribution, a subset of non-tobacco, experienced a significant shift to 15.2% of the total merchandise contribution primarily due to QuickChek's robust prepared food offer.

Other Areas

	Three Months Ended June 30,		Six Months Ended June 30,
Key Operating Metrics	2021	2020	2021	2020
Total store and other operating expense ($ Millions)	$208.9	$131.8	$386.0	$266.9
Store OPEX excluding payment fees and rent ($K APSM)	$28.9	$21.1	$27.1	$20.6
Total SG&A cost ($ Millions)	$48.5	$37.1	$92.8	$76.3

Store OPEX excluding payment fees and rent were $48.9 million higher versus the year-ago period, primarily attributable to the addition of QuickChek. While QuickChek locations have higher per store operating costs due to the larger format and enhanced offer, the core MUSA network also experienced higher operating expenses, primarily due to higher employee-related expenses and higher maintenance costs, which were partially a function of more stores in the network. Total SG&A costs were $11.4 million higher than the year-ago period, primarily due to the inclusion of QuickChek in second quarter 2021 results.

Store Openings
The Company opened 3 new-to-industry retail locations and closed 1 location in Q2 2021, bringing the network total to 1,662. This total consists of 1,151 Murphy USA stores, 356 Murphy Express stores, and 155 QuickChek stores. There are a total of 29 Company stores currently under construction, including 9 new 2,800 sq. foot Murphy Express stores, 6 QuickChek stores, and 14 raze-and-rebuilds.

Financial Resources

	As of June 30,
Key Financial Metrics	2021	2020
Cash and cash equivalents ($ Millions)	$165.0	$403.6
Long-term debt, including capital lease obligations ($ Millions)	$1,794.4	$975.3

Cash balances as of June 30, 2021 totaled $165.0 million. Long-term debt consisted of approximately $493 million in carrying value of 3.75% senior notes due in 2031, $494 million in carrying value of 4.75% senior notes due in 2029, $297 million in carrying value of 5.625% senior notes due in 2027 and $386 million of term debt. In addition, the Company has approximately $123 million in long-term capital leases. The cash flow revolving facility remained undrawn as of June 30, 2021.

	Three Months Ended June 30,		Six Months Ended June 30,
Key Financial Metric	2021	2020	2021	2020
Average shares outstanding (diluted) (in thousands)	26,917	29,495	27,351	30,018

At June 30, 2021, the Company had common shares outstanding of 25,845,040. Common shares repurchased under the $500 million share repurchase program approved in November 2020 were approximately 1.1 million for $148.3 million in the current quarter. Common shares purchased for the six months ended June 30, 2021, were 1.5 million shares for a total of $198.3 million, approximately $176.7 million remains in the share repurchase plan at June 30, 2021.
The effective income tax rate for Q2 2021 was 24.2% compared to 24.3% in Q2 2020.
The Company paid a quarterly dividend of $0.25 per share, or $1.00 per share on an annualized basis, on June 1, 2021, for a total cash payment of $6.7 million.
2021 Guidance Update
The Company has continued its strong performance into 2021 despite very challenging macro conditions in the marketplace. While management has not historically made a practice of updating guidance throughout the year, there are several metrics that were previously provided for the 2021 year in January that need to be revised based on updated conditions.

	2021 Original Guidance Range	2021 Updated Guidance Range
Organic Growth
New Stores	up to 55	34 to 38
Raze-and-Rebuilds	up to 25	31
Fuel Contribution
Retail fuel volume per store (K gallons APSM)	245 to 255	232 to 238
Store Profitability
Merchandise contribution ($ Millions)	$680 to $700	$690 to $700
Retail store OPEX excluding credit cards ($K, APSM)	$27 to $28	$28 to $29
Corporate Costs
SG&A ($ Millions per year)	$190 to $200	$190 to $200
Effective Tax Rate	24% to 26%	24% to 26%
Capital Allocation
Capital expenditures ($ Millions)	$325 to $375	$325 to $375
The overall fuel margin environment has been more favorable in 2021 than the Company's original full year estimates, which should lead to higher overall net income and Adjusted EBITDA for the Company than anticipated based on year-to-date results. In addition, the current market and competitive dynamics impacting the fuels price environment continue to suggest higher than forecasted margins could persist and benefit the Company for the second half of the year. Organic growth is slightly hampered by the supply chain issues impacting all businesses in 2021 with delays on certain key components of our new store builds delaying a portion of our planned 2021 growth. Through diligent partnership with our key vendors, we expect to defer those stores into early 2022. For fuel volumes, the ramp back to pre-COVID levels has not occurred as quickly as we anticipated, therefore our updated projections are for a range of 232k to 238k on an APSM basis, inclusive of QuickChek volumes. Operating expenses in our stores have experienced labor pressures which has caused us to increase overtime spending and offer incentives to attract and retain qualified employees to run our business. The resulting impact of these increased costs is that our operating expense projection on an APSM basis has raised slightly. More details on the guidance updates will be discussed in our earnings conference call noted below.

* * * * *

Earnings Call Information
The Company will host a conference call on July 29, 2021 at 10:00 a.m. Central Time to discuss second quarter 2021 results. The conference call number is 1 (833) 968-2218 and the conference number is 6739389. The earnings and investor related materials, including reconciliations of any non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the Murphy USA website (http://ir.corporate.murphyusa.com). Approximately one hour after the conclusion of the conference, the webcast will be available for replay. Shortly thereafter, a transcript will be available.

Source: Murphy USA Inc. (NYSE: MUSA)

Forward-Looking Statements
Certain statements in this news release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risk and uncertainties, including, but not limited to our M&A activity, anticipated store openings, fuel margins, merchandise margins, sales of RINs, trends in our operations, dividends, and share repurchases. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: The Company's ability to realize projected synergies from the acquisition of QuickChek and successfully expand our food and beverage offerings; our ability to continue to maintain a good business relationship with Walmart; successful execution of our growth strategy, including our ability to realize the anticipated benefits from such growth initiatives, and the timely completion of construction associated with our newly planned stores which may be impacted by the financial health of third parties; our ability to effectively manage our inventory, disruptions in our supply chain and our ability to control costs; the impact of severe weather events, such as hurricanes, floods and earthquakes; the impact of a global health pandemic, such as COVID-19, including the impact on the Company's fuel volumes if the gradual recoveries experienced throughout 2020 and 2021 stall or reverse as a result of any resurgence in COVID-19 infection rates and government reaction in response thereof; the impact of any systems failures, cybersecurity and/or security breaches of the company or its vendor partners, including any security breach that results in theft, transfer or unauthorized disclosure of customer, employee or company information or our compliance with information security and privacy laws and regulations in the event of such an incident; successful execution of our information technology strategy; future tobacco or e-cigarette legislation and any other efforts that make purchasing tobacco products more costly or difficult could hurt our revenues and impact gross margins; changes to the Company's capital allocation, including the timing, declaration, amount and payment of any future dividends or levels of the Company's share repurchases, or management of operating cash; the market price of the Company's stock prevailing from time to time, the nature of other investment opportunities presented to the Company from time to time, the Company's cash flows from operations, and general economic conditions; compliance with debt covenants; availability and cost of credit; and changes in interest rates. Our SEC reports, including our most recent annual Report on Form10-K and quarterly report on Form 10-Q, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

Investor Contact: Christian Pikul (870) 875-7683 Vice President, Investor Relations and Financial Planning and Analysis christian.pikul@murphyusa.com

Murphy USA Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(Millions of dollars, except share and per share amounts)	2021	2020	2021	2020
Operating Revenues
Petroleum product sales (a)	$3,404.5	$1,588.9	$6,040.3	$4,069.1
Merchandise sales	963.4	767.1	1,796.6	1,454.6
Other operating revenues	88.1	23.6	156.2	40.7
Total operating revenues	4,456.0	2,379.6	7,993.1	5,564.4

Operating Expenses
Petroleum product cost of goods sold (a)	3,175.2	1,287.8	5,651.3	3,547.6
Merchandise cost of goods sold	778.9	648.7	1,463.7	1,228.7
Store and other operating expenses	208.9	131.8	386.0	266.9
Depreciation and amortization	53.3	39.5	104.3	78.9
Selling, general and administrative	48.5	37.1	92.8	76.3
Accretion of asset retirement obligations	0.7	0.5	1.3	1.1
Acquisition related costs	0.2	—	9.0	—
Total operating expenses	4,265.7	2,145.4	7,708.4	5,199.5

Gain (loss) on sale of assets	(0.1)	1.3	0.1	1.4
Income (loss) from operations	190.2	235.5	284.8	366.3

Other income (expense)
Interest income	—	0.2	—	1.0
Interest expense	(20.4)	(13.0)	(41.7)	(26.3)
Other nonoperating income (expense)	0.2	0.3	0.2	(0.7)
Total other income (expense)	(20.2)	(12.5)	(41.5)	(26.0)
Income (loss) before income taxes	170.0	223.0	243.3	340.3
Income tax expense (benefit)	41.2	54.1	59.2	82.1
Net Income	$128.8	$168.9	$184.1	$258.2

Basic and Diluted Earnings Per Common Share
Basic	$4.85	$5.79	$6.82	$8.69
Diluted	$4.79	$5.73	$6.73	$8.60
Weighted-average Common shares outstanding (in thousands):
Basic	26,579	29,181	27,002	29,708
Diluted	26,917	29,495	27,351	30,018
Supplemental information:
(a) Includes excise taxes of:	$524.4	$380.3	$994.0	$853.7

Murphy USA Inc.
Consolidated Statements of Comprehensive Income (Loss)
(unaudited)

(Millions of dollars)	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income	$128.8	$168.9	$184.1	$258.2

Other comprehensive income (loss), net of tax
Interest rate swap:
Realized gain (loss)	—	(0.2)	(0.1)	(0.1)
Unrealized gain (loss)	—	(0.6)	0.1	(4.2)
Reclassifications:
Realized gain reclassified to interest expense	—	0.2	0.1	0.1
Amortization of unrealized gain to interest expense	0.2	—	0.4	—
	0.2	(0.6)	0.5	(4.2)
Deferred income tax (benefit) expense	—	(0.1)	0.1	(1.0)
Other comprehensive income (loss)	0.2	(0.5)	0.4	(3.2)
Comprehensive income (loss)	$129.0	$168.4	$184.5	$255.0

Murphy USA Inc.
Segment Operating Results
(Unaudited)

(Millions of dollars, except revenue per same store sales (in thousands) and store counts)	Three Months Ended June 30,		Six Months Ended June 30,
Marketing Segment	2021	2020	2021	2020

Operating Revenues
Petroleum product sales	$3,404.5	$1,588.9	$6,040.3	$4,069.1
Merchandise sales	963.4	767.1	1,796.6	1,454.6
Other operating revenues	88.0	23.6	156.1	40.6
Total operating revenues	4,455.9	2,379.6	7,993.0	5,564.3

Operating expenses
Petroleum products cost of goods sold	3,175.2	1,287.8	5,651.3	3,547.6
Merchandise cost of goods sold	778.9	648.7	1,463.7	1,228.7
Store and other operating expenses	208.9	131.8	386.0	266.9
Depreciation and amortization	49.5	35.8	96.4	71.7
Selling, general and administrative	48.5	37.1	92.8	76.3
Accretion of asset retirement obligations	0.7	0.5	1.3	1.1
Total operating expenses	4,261.7	2,141.7	7,691.5	5,192.3
Gain (loss) on sale of assets	(0.1)	1.3	—	1.4
Income (loss) from operations	194.1	239.2	301.5	373.4

Other income (expense)
Interest expense	(1.9)	(0.1)	(3.4)	(0.1)
Total other income (expense)	(1.9)	(0.1)	(3.4)	(0.1)

Income (loss) before income taxes	192.2	239.1	298.1	373.3
Income tax expense (benefit)	46.6	59.5	72.1	92.8
Income (loss) from operations	$145.6	$179.6	$226.0	$280.5

Total tobacco sales revenue same store sales[1,2]	$123.7	$124.0	$119.2	$118.3
Total non-tobacco sales revenue same store sales[1,2]	51.4	48.5	49.0	45.0
Total merchandise sales revenue same store sales[1,2]	$175.1	$172.5	$168.2	$163.3
[1]2020 amounts not revised for 2021 raze-and-rebuild activity
[2]Includes store-level discounts for Murphy Drive Reward ("MDR") redemptions and excludes change in value of unredeemed MDR points

Store count at end of period	1,662	1,485	1,662	1,485
Total store months during the period	4,939	4,449	9,774	8,910

Same store sales information compared to APSM metrics

	Variance from prior year period
	Three months ended		Six months ended
	June 30, 2021		June 30, 2021
	SSS[1]	APSM[2]	SSS[1]	APSM[2]
Fuel gallons per month	22.4%	24.5%	4.4%	5.9%

Merchandise sales	1.1%	13.1%	2.6%	12.6%
Tobacco sales	0.1%	(0.5)%	1.1%	0.4%
Non tobacco sales	3.7%	47.3%	6.5%	44.3%

Merchandise margin	2.4%	40.4%	3.0%	34.4%
Tobacco margin	2.2%	4.8%	2.1%	3.9%
Non tobacco margin	2.7%	93.1%	4.5%	82.2%
[1]Includes store-level discounts for MDR redemptions and excludes change in value of unredeemed MDR points
[2]Includes all MDR activity

Notes

Average Per Store Month (APSM) metric includes all stores open through the date of the calculation, including stores acquired during the period.

Same store sales (SSS) metric includes aggregated individual store results for all stores open throughout both periods presented. For all periods presented, the store must have been open for the entire calendar year to be included in the comparison. Remodeled stores that remained open or were closed for just a very brief time (less than a month) during the period being compared remain in the same store sales calculation. If a store is replaced either at the same location (raze-and-rebuild) or relocated to a new location, it will be excluded from the calculation during the period it is out of service. Newly constructed stores do not enter the calculation until they are open for each full calendar year for the periods being compared (open by January 1, 2020 for the stores being compared in the 2021 versus 2020 comparison). Acquired stores are not included in the calculation of same store sales for the first 12 months after the acquisition. When prior period same store sales volumes or sales are presented, they have not been revised for current year activity for raze-and-rebuilds and asset dispositions.

QuickChek uses a weekly retail calendar where each quarter has 13 weeks and its historical fiscal year end was the Friday nearest to October 31. For the Q2 2021 period, the results provided include the period from April 3, 2021 to July 2, 2021 and the year-to-date period for QuickChek began January 29, 2021. The difference in timing of the month ends are immaterial to the overall consolidated results.

Murphy USA Inc.
Consolidated Balance Sheets

(Millions of dollars, except share amounts)	June 30, 2021	December 31, 2020
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$165.0	$163.6
Accounts receivable—trade, less allowance for doubtful accounts of $0.1 in 2021 and 2020	260.2	168.8
Inventories	311.7	279.1
Prepaid expenses and other current assets	27.8	13.7
Total current assets	764.7	625.2
Property, plant and equipment, at cost less accumulated depreciation and amortization of $1,286.3 in 2021 and $1,191.4 in 2020	2,342.1	1,867.6
Operating lease right of use assets, net*	396.1	147.7
Intangible assets, net of amortization*	141.2	34.6
Goodwill	329.1	—
Other assets*	12.9	10.6
Total assets	$3,986.1	$2,685.7
Liabilities and Stockholders' Equity
Current liabilities
Current maturities of long-term debt	$14.2	$51.2
Trade accounts payable and accrued liabilities	670.2	471.1
Income taxes payable	12.0	8.8
Total current liabilities	696.4	531.1

Long-term debt, including capitalized lease obligations	1,794.4	951.2
Deferred income taxes	289.5	218.4
Asset retirement obligations	37.2	35.1
Non current operating lease liabilities*	383.9	142.5
Deferred credits and other liabilities*	26.8	23.3
Total liabilities	3,228.2	1,901.6
Stockholders' Equity
Preferred Stock, par $0.01 (authorized 20,000,000 shares,
none outstanding)	—	—
Common Stock, par $0.01 (authorized 200,000,000 shares,
46,767,164 shares issued at 2021 and 2020, respectively)	0.5	0.5
Treasury stock (20,922,124 and 19,518,551 shares held at
2021 and 2020, respectively)	(1,683.1)	(1,490.9)
Additional paid in capital (APIC)	528.4	533.3
Retained earnings	1,913.6	1,743.1
Accumulated other comprehensive income (loss) (AOCI)	(1.5)	(1.9)
Total stockholders' equity	757.9	784.1
Total liabilities and stockholders' equity	$3,986.1	$2,685.7
*Prior year amounts have been reclassified to conform with the current period presentation

Murphy USA Inc.
Consolidated Statement of Cash Flows
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(Millions of dollars)	2021	2020	2021	2020
Operating Activities
Net income	$128.8	$168.9	$184.1	$258.2
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	53.3	39.5	104.3	78.9
Deferred and noncurrent income tax charges (benefits)	8.0	3.5	11.7	9.4
Accretion of asset retirement obligations	0.7	0.5	1.3	1.1
Pretax (gains) losses from sale of assets	0.1	(1.3)	(0.1)	(1.4)
Net (increase) decrease in noncash operating working capital	(90.7)	48.9	17.3	23.2
Other operating activities - net	0.8	8.2	12.2	12.5
Net cash provided by operating activities	101.0	268.2	330.8	381.9
Investing Activities
Property additions	(83.2)	(59.1)	(136.8)	(105.7)
Payments for acquisition, net of cash acquired	1.0	—	(641.1)	—
Proceeds from sale of assets	0.5	7.4	0.8	7.6
Other investing activities - net	(0.3)	(0.3)	(1.2)	(1.1)
Net cash required by investing activities	(82.0)	(52.0)	(778.3)	(99.2)
Financing Activities
Purchase of treasury stock	(148.3)	—	(198.3)	(140.6)
Dividends paid	(6.7)	—	(13.5)	—
Borrowings of debt	—	—	892.8	—
Repayments of debt	(2.5)	(12.9)	(216.9)	(13.2)
Debt issuance costs	(0.1)	—	(8.9)	—
Amounts related to share-based compensation	(0.5)	—	(6.3)	(5.6)
Net cash provided (required) by financing activities	(158.1)	(12.9)	448.9	(159.4)
Net increase (decrease) in cash, cash equivalents, and restricted cash	(139.1)	203.3	1.4	123.3
Cash, cash equivalents, and restricted cash at beginning of period	304.1	200.3	163.6	280.3
Cash, cash equivalents, and restricted cash at end of period	$165.0	$403.6	$165.0	$403.6

Supplemental Disclosure Regarding Non-GAAP Financial Information
The following table sets forth the Company’s EBITDA and Adjusted EBITDA for the three and six months ended June 30, 2021 and 2020. EBITDA means net income (loss) plus net interest expense, plus income tax expense, depreciation and amortization, and Adjusted EBITDA adds back (i) other non-cash items (e.g., impairment of properties and accretion of asset retirement obligations) and (ii) other items that management does not consider to be meaningful in assessing our operating performance (e.g., (income) from discontinued operations, net settlement proceeds, (gain) loss on sale of assets, loss on early debt extinguishment, transaction and integration costs related to acquisitions, and other non-operating (income) expense). EBITDA and Adjusted EBITDA are not measures that are prepared in accordance with U.S. generally accepted accounting principles (GAAP).
We use Adjusted EBITDA in our operational and financial decision-making, believing that the measure is useful to eliminate certain items in order to focus on what we deem to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations. Adjusted EBITDA is also used by many of our investors, research analysts, investment bankers, and lenders to assess our operating performance. We believe that the presentation of Adjusted EBITDA provides useful information to investors because it allows understanding of a key measure that we evaluate internally when making operating and strategic decisions, preparing our annual plan, and evaluating our overall performance. However, non-GAAP measures are not a substitute for GAAP disclosures, and EBITDA and Adjusted EBITDA may be prepared differently by us than by other companies using similarly titled non-GAAP measures.
The reconciliation of net income (loss) to EBITDA and Adjusted EBITDA is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(Millions of dollars)	2021	2020	2021	2020

Net income	$128.8	$168.9	$184.1	$258.2

Income tax expense (benefit)	41.2	54.1	59.2	82.1
Interest expense, net of interest income	20.4	12.8	41.7	25.3
Depreciation and amortization	53.3	39.5	104.3	78.9
EBITDA	$243.7	$275.3	$389.3	$444.5

Accretion of asset retirement obligations	0.7	0.5	1.3	1.1
(Gain) loss on sale of assets	0.1	(1.3)	(0.1)	(1.4)
Acquisition related costs	0.2	—	9.0	—
Other nonoperating (income) expense	(0.2)	(0.3)	(0.2)	0.7
Adjusted EBITDA	$244.5	$274.2	$399.3	$444.9